                                                           EXHIBIT 11


                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                                          June, 30
                                                                -----------------------------
Computation of Net Income (Loss) per share:                          1996             1997
                                                                     ----             ----
Net income (loss) available for common shareholders.........    $ (3,137,538)    $    848,538
Interest on convertible debt, net of tax benefit............               -(a)             -
                                                                ------------     ------------
Net income (loss) adjusted for "as if converted"
  common stock equivalents..................................    $ (3,137,538)    $    848,538
                                                                =============    ============


Weighted average shares outstanding, excluding
  SAB 83 shares issued......................................       4,626,551        7,653,577

Non-SAB 83 option grants (granted prior to 12/20/95)........               -(a)       162,725

Conversion of subordinated debentures.......................               -(a)             -
SAB 83 shares...............................................       1,003,591                -
                                                                ------------     ------------
Adjusted weighted average shares outstanding................       5,630,142        7,816,302
                                                                ============     ============
Net income (loss) per share                                     $      (0.56)    $       0.11
                                                                ============     ============
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(a)  Not considered in earnings per share calculation as effect would be anti-dilutive.